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                              EMPLOYMENT AGREEMENT



BETWEEN:


CompleTel Headquarters Europe SAS, with a share capital of 250,000 FF whose registered office is at Tour Egee, 9-11 allee de l'Arche, 92671 Courbevoie Cedex (France) ("the Company") registered at the Company Registry of Nanterre, under number 421 604 505, represented by M. Jean-Francois Bouchaud, Vice President, Human Resources Europe, pursuant to a power of attorney dated 16 January 2001


AND


Mr. Jerome de Vitry, born 27 May, 1961, of French nationality, residing at 21 boulevard Flandrin, 75116 Paris, social security number 1 61 05 34 172 238 - 37 ("Mr. de Vitry")

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RECITALS:


Mr. de Vitry was hired by CompleTel SARL on 22 December 1998 as Managing Director, with employee status, subordinate to the Manager of the Company, Mr. Charles Menatti.

On 29 January 1999, CompleTel SARL was transformed into a SOCIETE PAR ACTIONS SIMPLIFIEE, thereafter named CompleTel SAS.

By decision of the shareholders, Mr. de Vitry was nominated PRESIDENT of CompleTel SAS on 1 March 1999.

Mr. de Vitry's term was renewed by a collective and unanimous decision of the shareholders on 30 June 2000.

On 3 April 2000, he was also named, by collective and unanimous decision of the shareholders, President of CompleTel Services SAS, which became on 26 April 2000 CompleTel Headquarters Europe SAS ("the Company").

Considering the evolution of the working relationship between Mr. de Vitry and the CompleTel Group, since he was employed by CompleTel SARL (now CompleTel SAS) both parties have decided to redefine and formalize the contractual relationship by transferring his initial employment contract to his new employer the Company.


THEREFORE


EMPLOYMENT:

As and from 1 January 2001, Mr. de Vitry will hold in the Company, for an unlimited term, the position of Chief Operating Officer, STATUT CADRE following the provisions of THE CONVENTION COLLECTIVE DES TELECOMMUNICATIONS (The CONVENTION COLLECTIVE) applicable to the Company.

His seniority in the Company will continue as and from 22 December 1998, the date at which he was employed by the group.

Mr. de Vitry agrees to respect the rules and regulations of the Company and to follow all internal procedures.

The present contract cancels and replaces all previous contracts and amendments contracted between Mr. de Vitry and the Company or any other company within the group in France prior to the date hereof. Consequently, the present agreement, and any future amendments, will be the only valid contract between the parties.

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DUTIES:

Mr. de Vitry shall perform his duties for the Company and any other company within the CompleTel Group, and in particular the parent company CompleTel Europe N.V., by reason of his wide knowledge of the telecommunications sector in which the group operates.

As Chief Operating Officer, Mr. de Vitry will have, amongst other duties, the following:

- Definition and orientation of the development strategy for the Company's operations on a European level, and in particular in France, Germany and the United Kingdom, in accordance with the strategy defined and developed by the parent company.

- To control and supervise the activity of central functional departments connected to operations, and, in particular, the Information Technology, Engineering and Purchasing departments.

- To follow through on the attainment of commercial and financial objectives of the Company in terms of operations, as defined by the parent company.

As COO, Mr. de Vitry shall perform his functions, in both France and abroad, under the control and subordinated to the management of the parent company, and in particular the CEO of the parent Company, Mr. William Pearson, to whom he shall report in detail on his activities and on a weekly basis. Mr. de Vitry must act within the limits of the instructions and directions given to him by the CEO of the parent company, Mr. William Pearson.

WORK LOCATION / TRAVEL:

As COO, Mr. de Vitry will perform his duties mainly at the headquarters of the Company, in Paris La Defense, but it is explicitly agreed between the parties that this work location may be modified and transferred in any place within the geographical area of the Company's activities, to wit the following countries:
France, Germany and the United Kingdom, without this change being considered a substantial modification of the employment contract.

In conformity with article 6-4-1 of the CONVENTION COLLECTIVE, if the implementation of geographical mobility implies that Mr. de Vitry should move, the expenses of the move will be paid by the employer, following the rules of the Company.

If the change of workplace is outside France, Mr. de Vitry shall continue to benefit from the same level of Benefits and guaranties equivalent to those of France as regards life or disability or loss of employment insurance, medical coverage, employment and retirement plan.

Concerning retirement, Mr. de Vitry shall keep the overall level of social charges equivalent to that which he would have benefited from had he stayed in France, as concerns the obligatory retirement plans and complementary retirement plans.

FIXED COMPENSATION AND WORK TIME:


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As compensation for his services, Mr. de Vitry will receive a fixed annual salary of FRF 1 250 000, paid in 12 monthly installments at the end of each month at the end of each month.

In conformity with article 13 of annex 3 of the CONVENTION COLLECTIVE (concerning the reduction of working hours in the Telecommunications sector) and considering (i) Mr. de Vitry's status as Manager holding a lasting technical power over Operations (ii) his wide autonomy of judgement and initiative, (iii) his entire responsibility regarding the time he spends carrying out his duties, and (iv) the high level of his remuneration, this last criteria being fixed and without further reference. In consequence, Mr. de Vitry does not come under the regulations concerning working hours and in particular regulations concerning overtime.

VARIABLE COMPENSATION:

Over and above his fixed compensation, Mr. de Vitry may receive a bonus of up to 50% of the base fixed annual salary. This bonus will be paid according to the level of attainment of the objectives. The definition of the objectives will be negotiated and set out every year with Mr. William H. Pearson and will take the form of a written and signed document which will be an amendment to the present contract.

The criteria for evaluation and measurement of objectives will be set down in the aforesaid amendment.

TRAVEL AND EXPENSES:

Mr. de Vitry may be required to travel in France or abroad, for long or short periods of time.

Mr. de Vitry will be reimbursed for his travel and accommodation expenses incurred in the pursuance of his duties, upon presentation of customary invoices, and within the limits of the rules of the Company.

COMPANY CAR:

For the pursuance of his duties, the Company will make available to Mr. de Vitry a company car which will remain the property of the Company. This car will remain at Mr. de Vitry's disposal for the duration of this contract. Mr. de Vitry may also use the car for personal uses, and this advantage will be declared on his pay slip and submitted to social security contributions.

The insurance policy will be taken out by the Company, who undertakes to pay the premiums.

Mr. de Vitry shall inform the Company as soon as possible if anything should happen to the car, within a maximum of 48 hours, so that the Company can engage any necessary action.

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Mr. de Vitry undertakes to keep the car in perfect condition. Upon termination of the present contract, de Vitry undertakes to return the car, together with the keys and papers, to the Company immediately.

PAID VACATION:

Mr. de Vitry will be entitled, over and above the normal French bank holidays, to 2,5 working days per months of employment. The time and duration of his holidays will be determined by the necessities of his duties.

EXCLUSIVITY OF EMPLOYMENT:

During the entire term of the present contract, Mr. de Vitry shall devote his services exclusively to the Company, and will have no other professional occupation, even should it be non-competitive, except with the prior consent of the Company.

Mr. de Vitry undertakes during the term of this Agreement, not to engage in any activity which could be in direct or indirect competition with the business of the Company, or be to the detriment of the Company.

TERMINATION:

Termination of the present contract comes under the laws and regulations in force (in France). In particular, in case of termination of the contract by either of the parties, a notice period of three months will be due.

However, there will be no notice or indemnity in case of termination for cause.

CONFIDENTIAL INFORMATION AND PROFESSIONAL SECRECY:

Mr. de Vitry undertakes not to divulge to any person or entity, both during the course of the present contract and after termination for whatever cause, any confidential information which, if it were disclosed, could favor the interests of competitors of the Company, to which he may have had access in the course of his employment, concerning the activities or the financial situation of the Company, or any other company or subsidiary of the Group to which the Company belongs, or the clients of any of the aforesaid companies.

Mr. de Vitry declares himself bound to absolute professional secrecy.

Mr. de Vitry undertakes to preserve total secrecy regarding any information which he may have access to in the execution of his duties or by his presence in the Company.

PUBLICATIONS:

Mr. de Vitry undertakes not to publish any study based upon the performance of his duties for the Company or it's clients, or disclose any information, results etc. which he may be made aware of within the course of his employment, without the previous agreement of the Company.

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RESTITUTION AND USE OF THE COMPANY'S PROPERTY:

All material, information support and equipment which the Company may put at the disposal of Mr. de Vitry for the performance of his duties, and in particular listings, documentation, correspondence, manuals, books, keys, credit cards, car papers, cheque books and all other documents continue the property of the Company, and must be returned upon request.

Mr. de Vitry undertakes to make only professional use of all aforementioned materials and equipment and to make no copies or reproductions, except by express consent of the Company.

In addition, Mr. de Vitry agrees to return all said property, materials, and documents given to him, as well as any copy or reproduction in his possession as of the date he leaves the Company, for any reason whatsoever, without the Company having to give a prior request, formally or informally, for him to do so.

ILLICIT PRACTICES AND PROFESSIONAL ETHICS:

Mr. de Vitry acknowledges that he has received a copy of the Company's internal procedures, concerning the respect of American legislation1 (Foreign Corrupt Practices Act) regarding corruption, and that he has read and understood them. Mr. de Vitry undertakes to comply fully with these regulations and, in particular, to make no payment or offer to make any payment of have another party make any payment, of offer any valuables directly or indirectly, to any official member of a foreign government or any political party in order to obtain any contract or transaction on behalf of any person or entity.

Moreover, Mr. de Vitry confirms that if he had knowledge of, or suspected any such payment, offer or agreement towards such payment to the representative of a government, political party or candidate in order to obtain a contract or transaction for the Company or any other company within the Group, including CompleTel LLC and any direct or indirect subsidiary of CompleTel LLC, he will immediately inform the Company.

NON-COMPETE:

In accordance with article 4-2-4-1 of the Convention Collective, Mr. de Vitry, in the case of termination of the present contract for any cause, at the date of termination, undertakes not to enter the employment of a competitor to the Company, or to participate in any way, directly or indirectly in any capacity whatsoever in the activities of any local loop operator or considered as such, and any Internet data center provider.

This obligation of non-competition applies in the following countries: France, the United Kingdom and Germany.

The duration of this obligation is for one year as from the date of termination of the employment contract.


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1    Subject to their conformity with French law.


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This non-compete clause will apply to any termination of the employment contract as from the date of the beginning of the professional activities stated in the article "Employment" above.

The Company can waive Mr. de Vitry's obligation by notifying him 15 calendar days following the notification of termination or resignation or departure from the Company if the notice period is not applied.

In consideration of this non-competition obligation, excepting the case of termination for cause, and if the clause is not waived, a flat fee indemnity will be paid to Mr. de Vitry.

This indemnity will be equal, by express agreement between the parties, to 75% of the Annual Base Salary (excluding all bonus or other variable compensation, effectively paid or potential) and will be paid in four installments, at the end of each quarter, on presentation of written proof (work contract, pay slip or ASSEDIC statement).

PENALTY CLAUSE:

In the case of violation of the above non-compete clause by Mr. de Vitry, he will be liable to a to a penalty fixed at six months of his most recent monthly remuneration.

This sum will be due for each and every breach, without it being necessary for an official notice to be issued to cease the competitive activity to be issued. Payment of the penalty of the sum of money to the Company will not prejudice the Company's right to issue an injunction to cease competitive activity in violation of the above articles.

NON-SOLICITATION:

Mr. de Vitry undertakes, except upon prior written consent of the Company, for a period of two years after the termination of the present contract, for whatever the cause, not to hire away, offer employment or to employ, in any manner, any person who was employed by the Company in the course of the two years preceding the termination of the present contract, or in discussion with the Company with a view to be employed.

PENSION AND SOCIAL PROTECTION:

Mr. de Vitry will benefit from all benefits offered to the Company's employees.

He will be an affiliated member of COMPLEMENTAIRE pension fund (IREC, 45, rue des Acacias, 75855 Paris Cedex 17), and to the CAISSE DE RETRAITE DES CADRES (C.C.R.R. (Agirc Group), 22 rue de la Rochefoucauld, 75311 Paris Cedex 09).

Mr. de Vitry will also be affiliated to a group contract for medical coverage and life insurance with La Suisse insurance company, 86 boulevard Haussmann, 75380 Paris Cedex 08.

COMPETENCE CLAUSE:

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The present employment contract is subject to the sole jurisdiction of French law. The competent jurisdiction is the French courts.

DECLARATIONS:

Mr. de Vitry undertakes to inform the Company without delay of all changes in his situation which he gave the Company at the time of his employment.



Made in Paris in two originals,

Date:

For the Company,                             The Employee
Mr. Jean-Francois Bouchaud
Representative of the employer               Mr. Jerome de Vitry
CompleTel Headquarters Europe SAS




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